Exhibit 23.1

• Ernst & Young LLP	• Phone: 403 290-4100

Chartered Accountants	Fax: 403 290-4265
Ernst & Young Tower
1000 440 2 Avenue SW
Calgary AB Canada T2P 5E9

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-          ) and related Prospectus of GeoGlobal Resources Inc. for the registration of 6,671,316 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedules of GeoGlobal Resources Inc. included in its Annual Report (Form 10-KSB and Form 10-KSB/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
Calgary, Alberta, Canada
October 24, 2005